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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
voxeljet AG:

We consent to the use of our report dated August 7, 2013 with respect to the statements of financial position of voxeljet technology GmbH as of December 31, 2012, 2011, 2010 and January 1, 2010, and the related statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
October 4, 2013

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm